Exhibit 10(b)

2019 Annual Incentive Program Summary

Magellan's 2019 Annual Incentive Program (“AIP”) is a discretionary bonus program to encourage individual activities that will improve the overall financial and operational performance of Magellan Midstream Partners, L.P. (“Magellan”). The 2019 AIP payout will be based on a combination of Magellan's performance and individual performance as determined by results achieved in the 2019 calendar year.

A “Funding Metric” has been established that sets a floor of performance for Magellan below which no payout for any metric will be made. An “Overriding Financial Trigger” has been set to allow for the results of the overall financial performance of Magellan to override the individual financial metrics set for Magellan. It is intended to address a possible condition where, even though one of the financial metrics is down, Magellan's overall financial performance is extremely strong. The AIP has financial and operational metrics that are used to measure profitability and environmental and safety performance. Specific goals for levels of achievement have been set for each metric. Payouts under the AIP begin after the threshold level of performance is achieved and the maximum payout occurs if results reach the stretch targets.

If target performance is achieved, 100% of the calculated payout is eligible to be paid under the AIP. If stretch performance is achieved, 200% of the calculated payout is eligible to be paid. If threshold is achieved, 50% of the calculated payout is eligible to be paid. If the results are lower than threshold, 0% of the calculated payout is eligible to be paid. The calculated payout percentage for performance between threshold and target, or between target and stretch, will be interpolated. Fifty percent (50%) of the eligible payout is subject to a personal performance adjustment.

Employees are eligible for the 2019 AIP if a regular full-time or part-time employee with a standard hour classification of 20 or more hours per week, including employees on military leave. Ineligible employees include, but are not limited to, employees on leave without pay, limited scope employees, contract employees, those whose employment ended prior to the award payout and employees with zero eligible earnings in the calendar year.

To be eligible to receive a payout, an employee must be employed during the calendar year including the last day of the calendar year and through the time the award is actually paid. Exceptions to this requirement will be made where a participant's employment is terminated as a result of retirement, death or the participant becomes eligible for long-term disability. Such employees will be eligible for a prorated award based on the portion of the year worked prior to the employment termination or disability event. A participant, whose employment is terminated anytime between the end of the calendar year, but prior to the distribution of the payout under any other circumstances, will forfeit any award payable under the AIP. Forfeited awards will be allocated to all other eligible employees.

Eligible earnings include an employee's regular base pay and eligible overtime pay for the period in which the employee is a participant in the AIP, including, but not limited to, hours worked during a normal workday, Paid Time Off (PTO), short term disability, holiday pay, jury duty pay, bereavement pay and shift differentials, but excludes extraordinary compensation such as geographical differentials. Eligible earnings will exclude any unused PTO paid out after the employment retirement, termination or disability event.

After the eligible payout is determined based on Magellan's metric results, an adjustment may be made based on the employee's individual performance. This adjustment, if applied, would adjust 50% of an employee's eligible incentive payout based on management's assessment of the employee's performance on individual goals and the employee's performance of job responsibilities. This adjustment can range from 0% to 200% of the 50% amount that is subject to the personal performance adjustment.

2019 Annual Incentive Program Metrics

FUNDING METRIC
Metric                            Threshold
Distributable Cash Flow                Funding occurs at greater than or equal to $910 million

The threshold funding metric is based upon the amount of distributable cash flow required for Magellan to maintain its 2018 fourth quarter distribution rate to unitholders throughout 2019.

OVERRIDING FINANCIAL TRIGGER
Metric                                               Trigger

EBITDA less Maintenance Capital (including commodities)	The combined financial metrics will be reset to the greater of actual metric results or a Target level payout at results of $1,468 million or more.

PERFORMANCE GOALS
($ in Millions)

Metrics	Weight	Threshold	Target	Stretch
EBITDA less Maintenance Capital (1) (2)	65%	$1,149	$1,234	$1,279
Commodities (1)(3)	10%	$119	$154	$189
Environmental & Safety Performance	25%	Discretionary	Discretionary	Discretionary
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(1)
The overriding financial trigger will change the payout to at least a target level payout for the financial metrics when overall financial results have exceeded the trigger. The combined financial metrics will be reset to the greater of actual metric results or Target Level payouts when Magellan’s EBITDA less Maintenance Capital (including commodities) is $1,468 million or more.

(2)	EBITDA less Maintenance Capital includes any margin earned from buy/sell transactions completed on the Longhorn or BridgeTex pipelines but excludes all other commodity-related activity.

(3)	Commodities exclude any margin earned from buy/sell transactions completed on the Longhorn or BridgeTex pipelines.

METRIC ADJUSTMENTS

If an acquisition occurs during the year, the financial metrics may be adjusted to reflect the impact of the transaction. The Environmental & Safety Performance actual results may exclude acquisitions until the new locations have a full calendar year to become compliant with Magellan’s System Integrity Plan policies and procedures.

2